UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 1-3685

                          McDonnell Douglas Corporation
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           (Exact name of registrant as specified in its charter)

     P.O. Box 3707, Mail Stop 13-08, Seattle, WA 98124-2207, (206) 655-2121
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         9-1/4% Notes due April 1, 2002
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                    None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     ( )              Rule 12h-3(b)(1)(i)     (X)
     Rule 12g-4(a)(1)(ii)    ( )              Rule 12h-3(b)(1)(ii)    ( )
     Rule 12g-4(a)(2)(i)     ( )              Rule 12h-3(b)(2)(i)     ( )
     Rule 12g-4(a)(2)(ii)    ( )              Rule 12h-3(b)(2)(ii)    ( )
     Rule 15d-6              ( )              Rule 12h-3(b)(3)        ( )

  Approximate number of holders of record as of the certification or price date:
                9-1/4% Notes due April 1, 2002              277
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Pursuant to the  requirement of the Securities  Exchange Act of 1934,  McDonnell
Douglas Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 28, 1997              By:      /s/ Steven N. Frank
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                                                  Steven N. Frank
                                             Vice President, Associate
                                            General Counsel & Secretary